UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 12, 2010
AMERICAN AXLE & MANUFACTURING HOLDINGS, INC
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-14303	36-3161171

(Commission File Number)	(IRS Employer Identification No.)

One Dauch Drive, Detroit, Michigan	48211-1198

(Address of Principal Executive Offices)	(Zip Code)
(313) 758-2000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 — CORPORATE GOVERNANCE AND MANAGEMENT
Item 5.02 Departure of Directors or Certain Officers; Compensatory Arrangements of Certain Officers
On July 12, 2010, the Compensation Committee of the Board of Directors of American Axle & Manufacturing Holdings, Inc. (the “Company”) approved an agreement between Patrick S. Lancaster and American Axle & Manufacturing, Inc. (“AAM”) to provide cash payments and certain other benefits to Mr. Lancaster in connection with his retirement from AAM effective January 1, 2011 (“Retirement Date”).
Effective July 12, 2010 through his Retirement Date, Mr. Lancaster will assume the role of Special Advisor to the Company’s Co-Founder, Chairman of the Board & Chief Executive Officer, Richard E. Dauch, a non-officer position. Mr. Lancaster was identified as a named executive officer in the Company’s 2010 Proxy Statement.
In connection with this agreement, Mr. Lancaster will receive a cash payment of $850,000 in 2010 and a $704,000 annual bonus payment for 2010 payable in 2011. In addition, Mr. Lancaster will receive consulting fees of $420,000 payable in monthly installments in 2011. Also as part of this agreement, all outstanding restricted stock and restricted stock unit awards will vest on the Retirement Date. Payments made pursuant to this agreement are conditioned upon Mr. Lancaster’s execution of a full waiver and release of claims against the Company.
Mr. Lancaster will remain eligible to receive the award granted to him under the Senior Executive Special Incentive Program and a pro rata share of certain long-term cash incentive awards.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
Date: July 16, 2010	By:	/s/ Michael K. Simonte
Michael K. Simonte
Executive Vice President — Finance & Chief Financial Officer (also in the capacity of Chief Accounting Officer)